Exhibit 99

[Letterhead of Jefferies Group, Inc.]

November 21, 2011

To Our Clients, Shareholders, Bondholders, Employees and Friends:

We are writing so that every one of our key constituencies receive the facts and reality directly from us, instead of being misled by half-truths, false rumors and lies being disseminated with malice by a group whose interests are absolutely opposed to yours and ours. With the exception of facts that are referenced as of today, the information summarized below is further detailed in our Form 10-Q for the quarterly period ended August 31, 2011, filed with the Securities and Exchange Commission and available on our website.

Our Strategic Goals. For nearly 50 years, Jefferies has consistently thrived and built our business through good times and bad. After each period of financial difficulty or crisis, we have emerged stronger and better positioned to serve our clients. During this half-century of serving an ever-growing group of clients with an expanding array of our capabilities, our focus has been on achieving straightforward, strategic goals: protect our platform; maintain our core capabilities and capacity to best serve our clients; be as profitable as reasonably possible while achieving those goals; and take advantage of attractive opportunities that fit our model.

Our Liquidity and Funding Model. One of the fundamental reasons we have been able to achieve those goals is a liquidity and funding model that is based on five core principles, which we discuss below:

•	maintain a sound long-term capital base and reasonable leverage relative to our business activity,

•	own inventory composed of liquid assets that turn over regularly, with a minimal amount of Level 3 inventory,

•	employ secured funding that is readily and consistently available through clearing houses, or fixed for periods of time that exceed the expected holding period of the inventory being funded,

•	assess capital reserves and maintain liquidity to withstand adverse changes in the trading or financing markets, and

•	enter into partnerships and joint ventures with complementary long-term partners to pursue business opportunities that otherwise might exceed our capital capacity or risk tolerance.

Sound Capital Base. Jefferies navigated the 2008-09 financial meltdown without any government support or “bail out” from taxpayers. Seeing events unfold, Jefferies acted in April 2008, raising $430 million of equity as a buffer against the ongoing crisis.

Similarly, a few years later on April 7, 2011, when we announced our $422 million acquisition of Prudential Bache’s Global Commodities Group, that very same day we raised $500 million of equity and the next day we raised $800 million of long-term debt. We also established a three-year committed $950 million senior secured revolving credit facility with a group of commercial banks. The sum of these long-term capital raises and funding facility well exceeds the needs of Jefferies Bache and provides extra liquidity to Jefferies.

As a result of these and earlier capital raises, as well as ongoing retained earnings, Jefferies maintains a liquid balance sheet supported by over $8.2 billion of long-term capital. As of August 31, 2011, the date of our last published financial information, this capital was composed of $3.5 billion of shareholders equity, $438 million of preferred equity and $4.3 billion of long-term debt. The $4.3 billion of long-term debt does not include our 7.75% senior notes due in 2012, our only funded debt that matures in the next two years. During the crisis of 2009, and again in the last three weeks, we repurchased a significant amount of these 2012 notes at attractive prices in the open market. There remain outstanding today $255 million principal amount of these notes, which will be repaid at maturity out of our available funds, including if needed the proceeds of our long-term capital raises earlier this year. Aside from these 2012 notes, our long-term debt has an average maturity exceeding nine years.

Liquid Inventory. We never forget that we are, in a manner of speaking, in the moving business and not the storage business. Thus, Jefferies’ balance sheet is highly liquid, with Level 3 assets for which the firm bears economic exposure equaling only approximately 3% of our inventory and less than 7% of long-term capital, substantially less – both absolutely and relatively – than most of our larger competitors. At August 31, 2011, Jefferies’ total financial instruments owned, or “long inventory,” was $18.1 billion and total financial instruments sold, not yet purchased, or “short inventory,” was $10.3 billion. We finance our inventory with our own funds and by borrowing against our inventory in the secured funding market.

Secured and Readily Available Funding. To be clear at the outset, we do not use or rely on “wholesale funding,” a catch-all term typically used to refer to funding other than core deposits, such as brokered deposits, foreign deposits or commercial paper. We do not have any unsecured overnight borrowings, and other than the previously mentioned $255 million of debt maturing in March 2012, we do not have any short term unsecured debt.

Our liquid inventory is readily financed. Approximately 77% of our total long inventory at August 31, 2011, was readily financeable at haircuts of 10% or less, meaning we could readily borrow over 90% of the fair market value of this inventory. Those low haircut levels directly reflect the high quality and liquid nature of our inventory.

We finance a portion of our long inventory and cover some of our short inventory by pledging and borrowing securities in the form of repurchase or reverse repurchase agreements, respectively. About 87% of all our repo activities use collateral (or inventory) that is eligible for repo transactions with clearing utilities. Because central clearing corporations or utilities sit between participating members who borrow cash and lend securities (or vice versa), repo participants contract with the clearing utility and not one another individually. Therefore, counterparty credit risk is borne by the clearing utility, which risk it mitigates through initial margin demands and variation margin calls from repo participants. Put differently, 87% of our repos end up with clearing utility counterparties who are blind to the Jefferies’ name in the same way that we are blind to their names. The comparatively large proportion of our total repo activity that is eligible for central clearing is further testimony to the very high quality and liquid composition of the inventory we carry in our trading books.

The remaining 13% of our repo activity is currently contracted for a term that, on average, exceeds 80 days. The tenor of our repos generally exceeds the expected holding period of the assets we are financing.

Although the liquidity and quality of the relevant inventory is the overriding determinant of applicable repo margin and haircuts, were our credit rating to revert to the lowest rating at the time of the 2008-09 crisis, we would be obligated to post an immaterial amount of incremental cash (estimated at under $100 million).

Finally, at any time we are concerned about our inventory funding rollover, we obviously have the alternative of reducing inventory through sales in the market. Given the mix of inventory we carry, this is a straightforward exercise, as evidenced by the actions we took two weeks ago and since then in respect of our European sovereign inventory book.

Capital Reserves and Liquidity Maintenance. As of the close of business Friday, Jefferies had in excess of $2.2 billion in cash on hand, nearly $1 billion of unpledged quality collateral and $1.7 billion undrawn under our $1.95 billion total lines of credit, which include $1 billion of uncommitted lines of credit ($800 million of which are secured and $200 million of which are unsecured) and the $950 million committed facility of Jefferies Bache.

At August 31, 2011, we held cash and securities segregated and on deposit for regulatory purposes or deposited with clearing and depository organizations of $5.3 billion. We do not use any of this cash or securities to finance our inventory or other assets.

Well-Structured Long-Term Joint Ventures. For bank-loan origination, commercial real estate origination and high yield bond secondary sales and trading, we are in long-term operating partnerships with world class partners. We decided over a decade ago we were willing to share attractive business opportunities with the right partners in exchange for long-term capital that allows Jefferies to conservatively fund less liquid assets in businesses that complement our core businesses. Jefferies and MassMutual operate a joint venture commercial finance company that originates and syndicates senior loans. Jefferies, the Government of Singapore Investment Corporation and an experienced management team recently formed a similar joint venture to originate and distribute commercial real estate loans. Jefferies, Leucadia National Corporation and other investors own Jefferies High Yield Trading LLC and related entities through which we conduct our secondary sales and trading business in high yield and special situation securities.

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Malicious Lies and False Rumors. Throughout the month of November, Jefferies has been barraged by a group of people maliciously spreading rumors, half-truths and outright lies through every means possible, including calling analysts and security holders, as well as using the mass media in an effort to amplify and legitimize their efforts. Last week, a representative of a hedge fund, who we understand has been spreading false rumors about Jefferies, sent us a letter with a series of questions that for the most part show what we must presume is an intentional misreading of our public filings to try to support these rumors. All these folks seem to be trying to take advantage of the MF Global bankruptcy and the volatile market environment with a view to harming Jefferies and all of us, presumably for personal gain. With the facts and truth on our side, we have responded to all this directly and completely. Fortunately, those who take the time to understand and truly analyze the facts are reaching the right conclusion. While it may be necessary for us to continue to respond to these ill-conceived attacks, we fortunately can do so on a firm foundation and with confidence in our funding and business model.

All this being said, for the sake of all of our key constituencies, we are going to address many of the rumors and falsehoods being maliciously circulated:

1.	Lies about Our Inventory of Sovereign Debt of Greece, Ireland, Italy, Portugal and Spain: We listed every CUSIP number and put each position by country and maturity on the internet for all to see. We said we have no CDS, exotics or other derivative credit hedge against this inventory, and thus no counterparty risk to the netting of our positions. We then sold about half our inventory in the next few hours of trading, with virtually no bottom line impact. By now, everyone should recognize Jefferies is the firm with the least exposure to the sovereign debt of Greece, Ireland, Italy, Portugal and Spain of all of our major competitors. But, when we proved the first lie to be false, the next lie started. Last week, some irresponsible individuals began to spread the rumor that we had “sold our sovereign position to an affiliate” and effectively “parked” it there with an obligation to buy it back. This is a malicious lie. Our sales and trading team sold and covered our positions with unaffiliated third parties. To be crystal clear, Leucadia did not purchase one bond and we have no obligation to purchase anything back in the future from anyone.

We bring to your attention two additional facts. First, we have further reduced our total gross exposure to Greece, Ireland, Italy, Portugal and Spain by almost another 50% (for a total reduction of nearly 75%); and our net exposure remains insignificant at net short $134 million, which is approximately 3.8% of our shareholders’ equity. Second, we were both shocked and perversely amused when the analyst who first misled the public about our sovereign debt exposure being 77% of our shareholders’ equity actually had the temerity to state on widely broadcast television that he omitted the material fact that we had almost equal and offsetting short sovereign debt positions because, and we quote, he had “space constraints.” (By the way, that same analyst also points to our 12.9x leverage at the end of August to be too high, but omits here the further material point that we have been operating successfully and profitably with similar leverage for years, including during the 2008-09 financial meltdown. In addition, he said that our leverage ratio was now higher because our stock was trading lower. As all of you probably recognize, trading prices are irrelevant to a company’s leverage ratio. Neither our equity, our debt obligations nor the cost to us of our existing debt changes one iota with market prices. What more can we say on this one?)

2.	Alleged “Mass Exodus” of Prime Brokerage Clients. The only recent development in our prime brokerage business has been our moving the custody of certain client assets to J.P. Morgan Clearing Corporation pursuant to a longstanding agreement we have with them whereby we continue to provide all other services to our clients and custody is at JP Morgan on a fully disclosed basis. This is a far cry from false rumors of an exodus of clients moving to other firms or anything else of this nature.

3.	Purported “Undisclosed Major Loss” at Jefferies/Leucadia Partnership. The rumor mongers have recently started one about “a major loss in an operating vehicle within a Jefferies/Leucadia partnership.” Indeed, the hedge fund that sent us the letter seems to be intentionally trying to create the same falsehood. We do not even know how to respond to this other than to say it is completely false. Jefferies High Yield Trading is the only partnership we operate in which Leucadia is an investor. Through the end of October, the results to the investors in this partnership were nearly flat for the year, hardly a calamity or cause for concern in a challenging market environment. Obviously, there is no impairment in our value of this operating business, which we consolidate and the assets of which we mark to market constantly.

4.	Claimed Reductions in Our Inventory Funding. As we said above, there is no meaningful change in the availability of inventory funding, which is not surprising given the quality of our inventory and the structure of our funding model.

5.	Unfounded Advice that We Raise Capital. Confused about how capital and funding actually work, there have been assertions that we need to raise more long-term debt. As stated above, we have sufficient capital for our business, including the $1.3 billion raised this year.

As an aside, we note that we repurchased $50 million of our 2012 bonds in the past few weeks and over time, as part of our announced 20 million share-buyback program, about 5 million shares of Jefferies common stock in the open market.

With respect to the trading prices of our long-term debt, we expect that our bonds, which were mostly trading close to par (at a yield of approximately 6.5% for our 2018 bonds) less than 30 days ago, will return to historical levels as time passes and investors realize we are the same company today that we were before this assault began.

6.	Unsubstantiated Suggestions Jefferies Did Not Satisfy Its Due Diligence Obligation in Respect of MF Global. In 2011, MF Global completed a number of capital raises through Goldman Sachs, JP Morgan, Citigroup, Bank of America, RBC, Deutsche Bank and Jefferies. Jefferies greatly regrets the loss suffered by all bondholders, shareholders, and employees of MF Global, but we are confident that, when reviewed by objective triers of fact, the record will show that Jefferies conducted itself according to the highest standards, that our diligence was satisfactory, and that all material facts were completely and accurately disclosed to the public.

7.	False Rumors About Fourth Quarter. Our fourth quarter and fiscal year end in nine days on November 30. Anything can happen in any nine-day period in today’s tumultuous global financial environment, but we expect to record operating results for our fourth quarter that, although not where we want them to be, will be profitable and stronger than our third quarter (excluding the Bache acquisition-related items).

As we close this section of our note to you, we struggle with whether to discuss even more remote rumors that are being perpetrated (for example, that we are closing our new business in Asia – absolutely false, of course), and, sadly, some that are rather personal and, as with all the others, utterly and totally false. We will not dignify them with discussion.

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As we bring this letter to a close, it is important to put this all in perspective. In early 1990, at a time of severe stress in the capital markets, Jefferies hired our current CEO and established our high yield business and our investment banking business. In the market dislocations of 1994, we began the development of our sector focus within sales, trading and investment banking. In 1998, we protected our platform during the Russian meltdown and invested heavily across our company while minimizing risk. In 2001-02, another period of great upheaval in the world, we commenced the aggressive expansion of our investment banking effort, as well as the inception of our fixed income team. In 2008-09, we took advantage of the challenges and distractions in the markets, broadened considerably our fixed income capabilities and became a full-line global provider of ideas, liquidity and execution across most markets. We also continued to add exceptional investment bankers to our now considerable investment banking platform. More recently, we acquired at tangible book value the Bache platform for commodities, futures and foreign exchange.

Our first half results particularly showed the power and operating leverage of our platform. The most recent period obviously has been softer. That being said, the markets will turn and when they do, we have high expectations for our performance. Although the future is unpredictable, we believe the addition of Bache and other moves we have made and continue to make will provide us further upside in time and in more normal markets. The further consolidation of our primary competitors and constraints imposed on them by regulators or their own priorities should also contribute to our opportunity to gain market share and growth.

Again, we are sending this note to continue to share with our business partners the reality of what is happening at Jefferies. Jefferies serves its clients through a group of professionals who are dedicated, smart, ethical, tenacious, entrepreneurial, and humbly grateful to be able to do what we do every day. For nearly 50 years and still today, that is Jefferies.

Thank you,

Rich Handler

Chairman and CEO

Brian Friedman

Chairman of the Executive Committee